UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2010

FUELCELL ENERGY, INC.
 (Exact name of registrant as specified in its charter)

Delaware	1-14204	06-0853042
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Great Pasture Road, Danbury, Connecticut	06813
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 825-6000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 502(c) Appointment of Certain Officers

On February 8, 2010, Arthur Bottone joined FuelCell Energy as Senior Vice President & Chief Commercial Officer. Mr. Bottone is 49 years old.

Mr. Bottone is entitled to an annual base salary of $250,000 and, to the extent eligible, employee benefits equivalent to those currently enjoyed by the Company’s other employees, including the Company’s group health insurance, life insurance and long-term disability programs and 401(k) retirement plan. FuelCell Energy will pay Mr. Bottone $20,000 as a sign-on bonus following 30 successful days of employment. This bonus is subject to payroll taxes and withholding.

Mr. Bottone will receive an initial grant of restricted stock valued at $200,000. The number of shares will be based on the closing price of the Company’s common stock on the date of grant. Restricted stock awards for FuelCell Energy, Inc. new hires are granted and valued on the last trading day of the month in which they begin employment. This grant will vest over a four-year period at the rate of 25 percent per year.

In addition, Mr. Bottone is a participant in the Company’s 2010 Management Incentive Plan, pursuant to which he is eligible to receive a target annual incentive award of up to 30% of his 2010 annual base salary as well as future performance based equity grants.

Mr. Bottone is eligible for certain severance and change of control benefits. These include salary and benefit continuation for a period of six months following a termination provided such termination is not for cause. Upon a change of control, Mr. Bottone’s equity awards shall accelerate and vest provided that an involuntary termination of employment occurs within 12 months following the effective date of a change of control.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following is furnished as an exhibit to this report:

FuelCell Energy, Inc. press release announcing the appointment of Arthur Bottone effective February 8, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: February 11, 2010

By:   /s/ Joseph G. Mahler

Joseph G. Mahler
Senior Vice President, Chief Financial Officer,
Corporate Secretary and Treasurer

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